EXHIBIT 23.2

CONSENT OF INDEPENDENT
PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 22, 1996 included in The ForeFront Group, Inc.'s Form S-3 Registration Statement dated December 20, 1996, and to all references to our firm included in this Registration Statement.



/s/ Arthur Andersen LLP

Houston, Texas
December 30, 1996